SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) November 1, 2007
ProLogis

(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Contract
Item 2.03. Creation of a Direct Financial Obligation
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Underwriting Agreement
Form of Fifth Supplemental Indenture
Opinion of Mayer Brown LLP as to the validity of the securities being offered

Item 1.01 Entry into a Material Contract
     On November 1, 2007, ProLogis completed an offering of $1 billion aggregate principal amount of its 1.875% convertible senior notes due 2037 (the “Notes”). In connection with the offering, ProLogis entered into an Underwriting Agreement with Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters (the “Underwriters”), pursuant to which ProLogis agreed to sell and the Underwriters agreed to purchase, subject to and upon the terms and conditions set forth therein, $1 billion aggregate principal amount of the Notes. ProLogis has also granted the Underwriters the right to purchase for 30 days up to an additional $150 million of Notes, solely to cover averallotments.
     The offering of the Notes is expected to close on November 8, 2007. The aggregate proceeds to ProLogis from the sale of the Notes, after the initial purchasers’ discounts and offering expenses, are estimated to be approximately $977 million. ProLogis intends to use the net proceeds for the repayment of debt under its global line of credit, the repayment of its 7.25% Senior Notes, Series A, due November 2007 and for general corporate purposes.
     The Notes will bear interest at a rate of 1.875% per annum and mature on November 15, 2037. Prior to October 15, 2012, upon the occurrence of specified events, the Notes will be convertible at the option of the holder into cash, common shares or a combination of cash and common shares, at the election of ProLogis, at an initial conversion rate of 12.1957 shares per $1,000 principal amount of Notes. The initial conversion price of approximately $82.00 represents a 20% premium to the closing price of ProLogis’s common shares on November 1, 2007. On and after October 15, 2012, the Notes will be convertible at any time at the option of the holder into cash, common shares, or a combination of cash and common shares, at the election of ProLogis, at the initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.
     On or after January 15, 2013, ProLogis may at its option redeem all or part of the Notes for cash, provided that ProLogis must make at least 10 semi-annual interest payments (including the interest payments on May 15, 2008 and November 15, 2012) in full before redeeming any Notes. ProLogis may also redeem all of the Notes at any time prior to maturity to the extent necessary to preserve ProLogis’ status as a real estate investment trust. Holders may require ProLogis to repurchase the Notes for cash in full on January 15, 2013 and November 15 of 2017, 2022, 2027 and 2032 and at any time prior to their maturity upon a fundamental change. In connection with any redemption or repurchase, the redemption or repurchase price will be equal to 100% of the principal amount of the Notes being redeemed or repurchased plus any accrued and unpaid interest.
     The Notes are subject to the Registration Statement that ProLogis filed with the SEC relating to the public offering from time to time of securities of ProLogis pursuant to Rule 415 of the Securities Act of 1933, as amended. In connection with ProLogis filing with the SEC a definitive prospectus supplement, dated November 1, 2007, and prospectus, dated August 21, 2006, relating to the public offering of the Notes, ProLogis is filing certain exhibits as part of its Current Report on Form 8-K. See “Item 9.01 – Financial Statements and Exhibits.”

     This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Item 2.03. Creation of a Direct Financial Obligation.
See Item 1.01.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits. The following documents have been filed as exhibits to this report and are incorporated by reference herein as described above.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 1, 2007, among ProLogis, Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.1	Form of Fifth Supplemental Indenture between ProLogis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company).

5.1	Opinion of Mayer Brown LLP as to the validity of the securities being offered.

23.1	Consent of Mayer Brown LLP (contained in Exhibit 5.1 hereto).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Dated: November 7, 2007	By:	/s/ David W. Grawemeyer
		Name:	David W. Grawemeyer
		Title:	Senior Vice President & Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 1, 2007, among ProLogis, Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.1	Form of Fifth Supplemental Indenture between ProLogis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company).

5.1	Opinion of Mayer Brown LLP as to the validity of the securities being offered.

23.1	Consent of Mayer Brown LLP (contained in Exhibit 5.1 hereto).

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